Exhibit 5
Deneen Donnley
Senior Vice President and General Counsel

Admitted in CT, DE and Washington, DC
Registered in-house counsel in NY

June 8, 2021
Consolidated Edison Company of New York, Inc.
4 Irving Place
New York, New York 10003

Re: Securities Registered Under the Securities Act of 1933

I am Senior Vice President and General Counsel of Consolidated Edison Company of New York, Inc. (“Con Edison of New York”). I and other members of Con Edison of New York’s Law Department have represented Con Edison of New York in connection with the issuance and sale of $750 million aggregate principal amount of Con Edison of New York’s 2.40% Debentures, Series 2021 A and $750 million aggregate principal amount of Con Edison of New York’s 3.60% Debentures, Series 2021 B (collectively, the “Debentures”). The Debentures were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (No. 333-226539, the “Registration Statement”). The Debentures were issued under the Indenture, dated as of December 1, 1990, between Con Edison of New York and The Bank of New York Mellon (formerly known as The Bank of New York; successor to JPMorgan Chase Bank, N.A.; formerly known as JPMorgan Chase Bank; formerly known as The Chase Manhattan Bank; successor to The Chase Manhattan Bank (National Association)), as Trustee, as amended and supplemented by a First Supplemental Indenture, dated as of March 6, 1996 and a Second Supplemental Indenture, dated as of June 23, 2005 (the Indenture, as so amended and supplemented, is herein referred to as the “Indenture”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison of New York; (b) the Indenture; and (c) minutes of meetings of the Board of Trustees of Con Edison of New York.

It is my opinion that the Debentures are the legal, valid and binding obligations of Con Edison of New York in accordance with their terms.

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

    Very truly yours,

    /s/ Deneen Donnley
Consolidated Edison Company of New York, Inc.
4 Irving Place New York NY 10003 212 460 1315 donnleyd@coned.com